EXHIBIT 10.16

Leasing Agreement

 Lessor:(hereinafter referred to as Party A)

 Lessee:(hereinafter referred to as Party B)

In accordance with the Real Estate Management of PRC and Administration of the Leasing of Urban Premises Procedures of Wuhan  ,Party A and Party B have reached an agreement through friendly consultation to conclude the following contract.

1, Party A will lease to Party B the premises and attached facilities all owned by Party A itself, which is located at #15 Huangpu Science and Technology Park, Jiang'an District, Wuhan, Hubei Province, PRC. and in good condition for Party B. The registered size of the leased premises is 96 square meters(Gross size).

2, The rental will be 10,000 RMB per year, and the term of lease is three years. After the lease term, Party B will have the priority to continue to lease ..

3, The lease term will be from Feb.1st 2009. Payment of rental will be one installment every six months. Party B will pay the rental before using the premises and attached facilities. In case the rental is more than ten working days overdue, Party B will pay 0.5 percent of monthly rental as overdue fine every day, if the rental be paid 15 days overdue, Party B will be deemed to have withdrawn from the premises and breach the contract. In this situation, Party A has the right to take back the premises and take actions against party B's breach.

4. According to the need of production and operation, on the basis of observing relevant regulations and laws of nation’s, the Lessee may have right to repair the house in the allowing size (except changing major structure of the house). The Lessee will bear the cost of various repairing. When the lease term expires, all the constructions’ house property in the leasing area (including repairing, not including other facilities) shall return to the Lessor, the Lessee should not ask the Lessor to compensate for the house’s newly-increased value.

5. During the lease term, the Lessee shall pay the expenses of electricity, water and relevent operation fees.

6.  During the term, Party B shall ensure that the premises and its contents, equipment and facilities are in useful and safe condition in accordance with relevant chineses laws, decrees and pertinent rules and regulations.

7. Except for national policies and irresistible causes, two parties of this contract shall execut of the contract and shall not terminate the contract without reasonable reasons. One party will notify the other party 3 months before change the terms of the contract or earlier terminate it, and sign a agreement in written form, or this contract will continuously have effectiveness.

8. Two parties no matter which one fails to perform the foregoing provisions, should be deemed as breach the contract, any party who breaches this contract shall compensate for any loss caused to the other party.

9, The contract shall become effective upon the signature and affix of the chop of both parties.

10, There are 4 originals of this contract. Each party will hold 2 original(s). The Parties will try their best efforts to settle any dispute under this contract through friendly consultation or mediation.

Lessor(Party A)	Lessee(Party B)

（Seal）	（Seal）

Date:       Feb 1st, 2009